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                                                                   EXHIBIT 10.65


                              TRANSITION LOAN NOTE


$7,500,000                                                   July 8, 1999
                                                             Dowagiac, Michigan


     FOR VALUE RECEIVED, The Pokagon Band of Potawatomi Indians (the "Band") promises to pay to LAKES GAMING, INC., a Minnesota corporation ("Lakes"), such sums as may be advanced by Lakes to the Band under Section 8.3 of a Development Agreement between the Band and Lakes dated as of July 8, 1999 (the "Development Agreement"); provided that the principal amount due hereunder shall not exceed Seven Million Five Hundred Thousand Dollars ($ 7,500,000.00).

     1. Advances. Advances under this Note may, at Lakes' option, be funded through transfer of funds from the Escrow Account; provided that interest shall only accrue under this Note on funds advanced through the Escrow Account after disbursement from the Escrow Account, and shall not begin to accrue on deposit by Lakes into the Escrow Account.

     2. Interest. No interest shall accrue on amounts outstanding hereunder until two years after the date hereof. Beginning on the second annual anniversary of the date hereof, interest shall begin accruing on the outstanding balance as follows:

     (a) if the Bank Closing occurs, at a fixed rate equal to the lesser of (i) Base Rate as of the Bank Closing plus 1% or (ii) 10% (the "Band Interest Rate"); or

     (b) If the Bank Closing does not occur, at a variable rate equal to the lesser of (i) Base Rate plus 1% or (ii) 10% (the lesser of (i) and (ii) being referred to as the "Variable Interest Rate"). Lakes shall adjust the Variable Interest Rate on the then unpaid principal balance, by way of increase or decrease, in accordance with changes in the Base Rate. Such changes shall be effective as of the change in the Base Rate (the "Effective Date").

     If the Bank Closing occurs after the second annual anniversary of the date hereof, interest accruing under this Note prior to the Bank Closing shall be adjusted retroactively to reflect the Band Interest Rate. "Base Rate" means the lowest Prime Rate as is published daily in The Wall Street Journal. In the event that the Wall Street Journal ceases to publish the Prime Rate, then the holder hereof may in its reasonable discretion select some other generally recognized comparable indicator of the national Prime Rate.

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     3. Repayment.

     If the Commencement Date occurs, the Band shall, beginning on the 15th day of the month following the Commencement Date, make equal monthly payments to Lakes of principal and interest in an amount sufficient to amortize the principal amount outstanding as of the Commencement Date over a sixty (60) month period at the Band Interest Rate, and shall thereafter continue to make payments in such amount on the 15th day of each succeeding month to and including the fifteenth day of the sixtieth month following the Commencement Date, when all remaining principal and interest shall be due and payable.

     If the Commencement Date does not occur, principal and interest shall be repayable to the extent and in the manner provided in the Development Agreement; provided that payments shall in any event be due and made only from Subsequent Gaming Facility Revenues, in accordance with the Development Agreement. If Gaming commences at such a facility and payment is due under this Note in accordance with the Development Agreement, the Band shall, beginning on the 15th day of the month following such commencement date, make equal monthly payments to Lakes of principal and interest in an amount sufficient to amortize the principal amount outstanding as of such commencement date over a sixty (60) month period at the Variable Interest Rate, and shall thereafter continue to make such payments on the 15th day of each succeeding month to and including the fifteenth day of the sixtieth month following such commencement date, when all remaining principal and interest shall be due and payable. As of the Effective Date of a change in the Base Rate, Lakes shall adjust the monthly installments of principal and interest as of the installment next following the Effective Date so that the then unpaid principal balance would be amortized in full at the revised Variable Interest Rate five years after such commencement of gaming. Lakes shall promptly notify the Band in writing of any changes in the Base Rate and in the installment payment due.

     4. Prepayment. This Note may be prepaid at any time without penalty.

     5. Limited Recourse. The obligations of the Band under this Note and any related awards, judgments or decrees shall be payable solely out of undistributed or future Net Revenues of the Enterprise and shall be a Limited Recourse obligation of the Band, with no recourse to tribal assets other than such Net Revenues (except that, if the Commencement Date does not occur, Lakes shall also have recourse to Subsequent Gaming Facility Revenues to the extent provided in the Development Agreement). In no

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event shall Lakes or any other claimant under this Note have recourse to (a) the physical property of the Facility, (b) Tribal Distributions, (c) assets of the Band purchased with Tribal Distributions, (d) revenues or assets of any other gaming facility owned or operated by the Band, or (e) any other asset of the Band (other than (i), if the Commencement Date does not occur, Subsequent Gaming Facility Revenues to the extent provided in the Development Agreement, and (ii) such Net Revenues of the Enterprise).

     6. Subordination. Payment of amounts due hereunder shall be subordinated to the Bank Development Loan, the Equipment Loan and any other third-party loans or equipment leases to the Band relating to the Facility or, if the Commencement Date does not occur, or to any loans relating to any other Gaming facility in Michigan owned by the Band, on such terms as such third party lender shall reasonably require.

     7. Default; Acceleration. All outstanding principal together with accrued interest shall become immediately due and payable in full, subject to the limitations on recourse provided above, upon default in the payment of principal or interest due under this Note if such default is not remedied within thirty
(30) days after receipt by the Band of written notice thereof as provided in the Development Agreement.

     8. Sovereign Immunity. The Band expressly waives its sovereign immunity from suit for the purpose of permitting or compelling arbitration to enforce this Note as provided in Article 14 of the Development Agreement and consents to be sued in the United States District Court for the District in which the Gaming Site is located (or, if the Gaming Site has not been designated, for the Western District of Michigan - Southern Division), the United States Court of Appeals for the Sixth Circuit, and the United States Supreme Court for the purpose of compelling arbitration or enforcing any arbitration award or judgment arising out of this Note. If the United States District Court lacks jurisdiction, the Band consents to be sued in the Michigan State Court system for the same limited purpose. The Band waives any requirement of exhaustion of tribal remedies. Without in any way limiting the generality of the foregoing, the Band expressly authorizes any governmental authorities who have the right and duty under applicable law to take any action authorized or ordered by any such court, and to take such action, including without limitation, repossessing or foreclosing on any real property not in trust, or otherwise giving effect to any judgment entered; provided, however, that liability of the Band under any judgment shall always be Limited Recourse, and in no instance shall any enforcement of any kind whatsoever be allowed against any assets of the Band other than (i), if the Commencement Date does not occur, Subsequent Gaming Facility Revenues to the extent provided in the Development Agreement, and (ii) Net Revenues of the Enterprise. The Band appoints the Chairman of the Pokagon Council


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and the Secretary of the Pokagon Council as its agents for service of all process under or relating to the Agreements. The Band agrees that service in hand or by certified mail, return receipt requested, shall be effective for all purposes under or relating to the Agreements if served on such agents.


     9. Arbitration. All disputes, controversies or claims arising out of or relating to this Note shall be settled by binding arbitration as provided in
Article 14 of the Development Agreement.

     10. Business Purposes; Applicable Law. This Note evidences a loan for business and commercial purposes and not for personal, household, family or agricultural purposes, and shall be governed by the law of the State of Michigan and, to the extent applicable, federal law.

     11. Defined Terms. Capitalized terms used herein shall have the same meanings assigned to them in the Development Agreement, and, if not defined in the Development Agreement, in the Management Agreement between the Band and Lakes of even date.

     12. Miscellaneous.

         a.  Time is of the essence.

         b. The benefits and obligations of this Note shall inure to and be binding upon the parties hereto and their respective successors and assigns, provided that any succession or assignment is permitted under the Development Agreement.

         c. Waiver of any one default shall not cause or imply a waiver any subsequent default.

         d. This Note, together with the Development Agreement, the Management Agreement, the Escrow Agreement, the Transition Loan Note and the Non-Gaming Land Acquisition Line of Credit the exhibits thereto and all related documents of near or even date herewith, sets forth the entire agreement between the parties hereto with respect to the subject matter hereof. All agreements, covenants, representations, and warranties, express or implied, oral or written, of the parties with respect to the subject matter hereof are contained herein and therein. This Note shall not be supplemented, amended or modified by any course of dealing, course of performance or uses of trade and may only be amended or modified by a written instrument duly executed by officers of both parties.

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                                      THE POKAGON BAND OF POTAWATOMI INDIANS


                                      By: /s/ John Miller
                                         -----------------------------------
                                      Its: Council Chairman


                                      By: /s/ Kevin Daughterty
                                         -----------------------------------
                                      Its: Secretary




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